Barristers & Solicitors
Patent & Trade-mark Agents

McCarthy Tétrault

McCarthy Tétrault LLP
The Chambers
Suite 1400, 40 Elgin Street
Ottawa ON K1P 5K6
Canada
Telephone: 613 238-2000
Facsimile: 613 563-9386
mccarthy.ca

August 18, 2008

Ur-Energy Inc.
Suite 200
10758 West Centennial Road
Littleton CO 80127
United States of America

Dear Sirs:

Re: Registration Statement of Ur-Energy Inc.

We have acted as Canadian counsel to Ur-Energy Inc., a corporation continued under the laws of Canada (the "Corporation"). This opinion is being rendered in connection with the proceedings taken and proposed to be taken by the Corporation in connection with the registration, pursuant to the registration statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of 9,324,361 common shares of the Corporation (the "Shares"), issuable pursuant to the Ur-Energy Inc. Stock Option Plan 2005 (the "Plan").

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Corporation. We have assumed the authenticity of all the documents presented to us as originals.

Based on the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plan have been duly authorized by the Corporation and will, upon the exercise of the option for Shares in accordance with the Plan, be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

McCarthy Tétrault LLP